Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-60791, No. 333-135561, No. 333-151989, No. 333-160485 and No. 333-204646) and on Form S-3, as amended, (No. 333-212790) of Red Lion Hotels Corporation of our reports dated March 31, 2016, relating to the consolidated financial statements and the supplemental schedules of Vantage Hospitality Group, Inc. and subsidiaries (“Vantage”), which reports are included in this Form 8-K of Red Lion Hotels Corporation.

/s/ Berney, Gitlin & Abitante, P.L.L.C.

Davie, Florida

November 7, 2016